Exhibit 107

Calculation of Filing Fee Tables

424(b)(7)

(Form Type)

Enovis Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(r)(1)	971,343	$44.92(2)	$43,632,727.56	0.00014760	$6,440.19

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$43,632,727.56		$6,440.19

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$6,440.19

(1)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the Registrant’s Registration Statement on Form S-3 (File No. 333-277239) on February 22, 2024 was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith.

(2)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high ($45.70) and low ($44.14) sales price of the Registrant’s Common Stock as reported on the New York Stock Exchange on July 11, 2024.